Exhibit 99.1
News release

JLL appoints Paul Morgan as Chief Operating Officer
Morgan will join JLL’s Global Executive Board and play key role in advancing Accelerate 2030, the firm’s long-term strategy to drive compelling value creation

Key Takeaways
•Paul Morgan has been appointed Chief Operating Officer at JLL and will join the firm’s Global Executive Board (GEB).
•The newly created GEB role is part of the execution of Accelerate 2030, JLL’s long-term strategy to advance its scale, resilience, operational excellence and core leadership position.
•The appointment builds on JLL’s success unifying its business lines and corporate functions in recent years, which has resulted in stronger financial performance and better client outcomes.

CHICAGO, Sept. 16, 2026 – JLL today announced the appointment of Paul Morgan to the role of Chief Operating Officer, effective immediately. Morgan will join the firm’s Global Executive Board (GEB), reporting directly to Christian Ulbrich, President and CEO of JLL. Morgan will play a key role in the execution of Accelerate 2030, JLL’s long-term strategy designed to advance its core leadership position, bring the full strength of JLL to every client engagement, and operate on a unified, technology-enabled platform.

One of the six imperatives of Accelerate 2030 is “Unlock Platform Excellence,” which focuses on tapping into the capabilities, processes, and technology that create consistent delivery at scale across the organization. To drive this, JLL is centralizing its enterprise-wide operational expertise into one global operations function under the Chief Operating Officer.

Ulbrich said, “This appointment builds on the success we’ve had unifying our business lines and corporate functions over recent years, which has enabled us to drive stronger financial performance at the top- and bottom-line. Paul is an exceptional leader with a proven track record for making large, complex organizations run more efficiently. The whole GEB joins me in congratulating Paul on this appointment, and we look forward to working with him as we continue to unlock the collective excellence of JLL.”

“We have world-class teams and business lines at JLL and connecting their operations will help us deliver our ambition to harness the full power of our platform,” said Morgan. “Simply put, we want the right work being done by the right people at the right time, so our teams can focus on driving superior client outcomes. I’m excited to take on this newly created position and bring together our operations teams as we execute on Accelerate 2030.”

Morgan previously served as the Chief Operating Officer of Real Estate Management Services at JLL, where he led comprehensive building lifecycle solutions to maximize client returns on real estate investments. He was also the CEO of Workplace Management globally, encompassing over 53,000 professionals in 80 countries responsible for delivering facilities management services to Fortune 500 companies and leading organizations worldwide. His extensive global leadership experience encompasses account management, sales and business development, service execution and strategic planning. Morgan joined JLL in 2016, previously spending 18 years with Johnson Controls, where he held various executive leadership positions in sales, strategy, account management and operations.

FAQs

1. Question: Why is JLL creating this function now?

Answer: The unification of our operations into a single team will help unlock the power of our platform, simplifying how work gets done while increasing consistency and speed, delivering better client outcomes and better experiences for our people.

News release
2. Question: Is this connected to Accelerate 2030?

Answer: This is an important part of JLL’s long-term strategy, called “Accelerate 2030,” which is designed to advance the organization’s core leadership position, bring the full strength of JLL to every client engagement and operate on a unified, technology-enabled platform. Accelerate 2030 is how we run the business day-to-day, and the global operations function creates the standardized foundation for consistent execution.

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About JLL
JLL (NYSE:JLL) is a leading global commercial real estate services and investment management company with annual revenue of $26.1 billion, operations in over 80 countries and a global workforce of more than 112,000 as of June 30, 2026. For over 200 years, clients have trusted JLL, a Fortune 500® company, to help them confidently buy, build, occupy, manage and invest across a variety of industries and property types, including office, industrial, hotel, multi-family, retail and data center properties. Driven by our purpose to shape the future of real estate for a better world, we help our clients, people and communities SEE A BRIGHTER WAY. Powered by rich global datasets and leading technology capabilities, we provide coordinated, end-to-end delivery of real estate services for a broad range of global clients who represent a wide variety of industries. Through LaSalle Investment Management, we invest for clients on a global basis in both private assets and publicly traded real estate securities. For further information, visit jll.com.

Contact: Jesse Tron
Phone: +1 212 376 1216
Email: Jesse.Tron@jll.com